Exhibit 99.1

P. O. BOX 717 PITTSBURGH, PA 15230-0717 (412) 787-6700

CALGON CARBON ELECTS NEW BOARD MEMBER

PITTSBURGH, PA -- August 6, 2009 – Calgon Carbon Corporation (NYSE: CCC) is pleased to announce the election of J. Rich Alexander (53) to its board of directors. Mr. Alexander has served as senior vice president, performance coatings for PPG Industries (PPG) since 2005.   PPG is a global supplier of paints, coatings, optical products, specialty materials, chemicals, glass and fiber glass.  The company reported sales of $15.8 billion for 2008.

Mr. Alexander joined PPG in 1978 as a sales representative and held several branch sales and marketing positions.  In 1992, he was named director of marketing, fiber glass reinforcements, and in 1995 was appointed director of marketing and sales, fiber glass electronics and specialty materials.  Mr. Alexander became general manager of electronics and specialty materials in 1996 and was named general manager, fiber glass reinforcements, in 1997.

He was appointed global general manager of general industrial coatings in 2000.  In 2002, Mr. Alexander was elected vice president, industrial coatings.

During his tenure at PPG, Mr. Alexander has managed businesses in the U.S., as well as emerging regions of the world, including Asia.  In these assignments, he has consistently demonstrated the ability to achieve growth and profitability goals.

Mr. Alexander graduated cum laude from Kent State University with a degree in psychology and earned a Master of Business Administration degree from Capital University.

Commenting on the announcement, John Stanik, chairman, president and chief executive officer of Calgon Carbon, said “I am extremely pleased that Rich has joined our board.  His extensive global experience, especially in Asia, will be of great value as we continue to implement our strategy to aggressively grow our business in that region.”

Calgon Carbon Corporation, headquartered in Pittsburgh, Pennsylvania, is a global leader in services and solutions for making water and air safer and cleaner.

This news release contains historical information and forward-looking statements. Forward-looking statements typically contain words such as “expect,” “believe,” “estimate,” “anticipate,” or similar words indicating that future outcomes are uncertain.  Statements looking forward in time, including statements regarding future growth and profitability, price increases, cost savings, broader product lines, enhanced competitive posture and acquisitions, are included in the company’s most recent Annual Report  pursuant to the “safe harbor” provision of the Private Securities Litigation Reform Act of 1995. They involve known and unknown risks and uncertainties that may cause the company’s actual results in future periods to be materially different from any future performance suggested herein. Further, the company operates in an industry sector where securities values may be volatile and may be influenced by economic and other factors beyond the company’s control. Some of the factors that could affect future performance of the company are higher energy and raw material costs, costs of imports and related tariffs, labor relations, capital and environmental requirements, changes in foreign currency exchange rates, borrowing restrictions, validity of patents and other intellectual property, and pension costs.  In the context of the forward-looking information provided in this news release, please refer to the discussions of risk factors and other information detailed in, as well as the other information contained in the company’s most recent Annual Report.